SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the  Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[x] Preliminary Proxy Statement/Prospectus

                                            [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement/Prospectus
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  eGlobe, Inc.
                 ----------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                 ----------------------------------------------
              (Name of Person(s) Filing Proxy Statement/Prospectus
                         if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials:

          ----------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

          ----------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     3) Filing Party:

          ----------------------------------------------------------------------

     4) Date Filed:

                                  eGLOBE, INC.
                         1250 24TH STREET, NW, SUITE 725
                              WASHINGTON, DC 20037

                                 [June 1], 2000

Dear Stockholder:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of eGlobe, Inc. to be held on Thursday, June 22, 2000 at 9:30 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, DC 20037.

     The matters to be acted upon at the Annual Meeting, as well as other important information, are set forth in the accompanying Notice of Annual Meeting and Proxy Statement which you are urged to review carefully.

     Regardless of your plans for attending in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, you are requested to complete, sign, date, and return the enclosed proxy card in the enclosed postage paid envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the meeting, but will assure that your vote is counted if, for any reason, you are unable to attend.

     We hope that you can attend the 2000 Annual Meeting of Stockholders. Your interest and support in the affairs of eGlobe, Inc. are appreciated.





                                           Sincerely,



                                           CHRISTOPHER J. VIZAS
                                           Co-Chairman of the Board of Directors
                                            and Chief Executive Officer
                                  eGLOBE, INC.
                         1250 24TH STREET, NW SUITE 725
                              WASHINGTON, DC 20037
                                 (202) 822-8981

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 22, 2000

     NOTICE IS HEREBY GIVEN that our Annual Meeting of Stockholders (the "Annual Meeting") will be held on Thursday, June 22, 2000, at 9:30 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, DC 20037, and thereafter as it may from time to time be adjourned for the purposes stated below:

     1. To elect three directors to our Board of Directors to a term of three years and until their successors have been duly elected and qualified (Proposal 1, see page 8);

     2. To approve the possible issuance of shares of our common stock upon the conversion and exercise of shares of our Series P Convertible Preferred Stock, Series Q Convertible Preferred Stock and warrants issued in connection with the Series P Convertible Preferred Stock and the Series Q Convertible Preferred Stock, where the number of shares issuable may equal or exceed 20% of our common stock outstanding at the time these securities were issued (Proposal 2, see page 30); and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The above matters are described in the Proxy Statement. All of our stockholders are cordially invited to attend the Annual Meeting. Only holders of record of our common stock at the close of business on May 15, 2000 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof, either in person or by proxy. Our stock transfer books will not be closed.

                       BY ORDER OF THE BOARD OF DIRECTORS

                               GRAEME BROWN, ESQ.
                      Deputy General Counsel and Secretary

[June 1], 2000

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                                  eGLOBE, INC.
                         1250 24TH STREET, NW SUITE 725
                              WASHINGTON, DC 20037

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 22, 2000

     This Proxy Statement ("Proxy Statement") is furnished to stockholders of eGlobe, Inc. (the "Company") in connection with the solicitation by our Board of Directors of proxies (each individually, a "Proxy") to be used at our 2000 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, June 22, 2000 at 9:00 a.m., local time, at the Washington Monarch Hotel, 2401 M Street, NW, Washington, DC 20037, and thereafter as it may from time to time be adjourned, for the purposes stated below.

     At the Annual Meeting, our stockholders will be asked to:

     1. To elect three directors to our Board of Directors to a term of three years and until their successors have been duly elected and qualified (Proposal 1, see page 8);

     2. To approve the possible issuance of shares of our common stock upon the conversion and exercise of shares of our Series P Convertible Preferred Stock, Series Q Convertible Preferred Stock and warrants issued in connection with the Series P Convertible Preferred Stock and the Series Q Convertible Preferred Stock, where the number of shares issuable may equal or exceed 20% of our common stock outstanding at the time these securities were issued (Proposal 2, see page 30); and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All Proxies in the enclosed form of proxy that are properly executed and returned to us prior to commencement of voting at the Annual Meeting will be voted at the Annual Meeting or any adjournments or postponements thereof in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT. We do not know of any matters other than those set forth herein which may come before the Annual Meeting. If any other matters should properly come before the Annual Meeting, Proxies will be voted in the discretion of the proxy holders.

     The approximate date on which this Proxy Statement and form of proxy are first being sent or given to our stockholders is [June 1], 2000.

     The cost of soliciting Proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of Proxies by mail, Proxies may be solicited by our officers and directors and our regular employees, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. We may also utilize the services of our transfer agent, American Stock Transfer & Trust Company, to provide broker search and proxy distribution services at an estimated cost of $2,500. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock and normal handling charges may be paid for such forwarding service.

     The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     A COPY OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 ACCOMPANIES THIS PROXY STATEMENT.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF EACH OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
Shares Outstanding and Voting Rights..............................................................................4
Security Ownership of Management..................................................................................5
Security Ownership of Certain Beneficial Owners...................................................................7
Proposal 1:  Election of Directors................................................................................8
Meetings and Committees of our Board of Directors................................................................12
Executive Compensation...........................................................................................12
   Summary Compensation Table....................................................................................13
   Option/SAR Grants in Last Fiscal Period.......................................................................14
   Aggregated Option/SAR Exercises in Last Fiscal Period and Fiscal
    Period-End Option/SAR Values.................................................................................15
   Compensation of Directors.....................................................................................15
   Employment Agreements, Termination of Employment and Change
    in Control Arrangements......................................................................................16
Compensation Committee Interlocks and Insider Participation......................................................21
Compensation Committee Report on Executive Compensation..........................................................22
Stock Performance Chart..........................................................................................25
Certain Relationships and Related Transactions...................................................................26
Section 16(a) Beneficial Ownership Reporting Obligations.........................................................29
Proposal 2:  Approval of the Issuance of Common Stock Upon the Conversion
             and Exercise of the Series P Convertible Preferred Stock, Series
             Q Convertible Preferred Stock and Certain Warrants..................................................30
Independent Accountants..........................................................................................35
Incorporation by Reference.......................................................................................35
Stockholder Proposal and Other Matters...........................................................................35

                      SHARES OUTSTANDING AND VOTING RIGHTS

     Only holders of record of our common stock at the close of business on Monday, May 15, 2000, will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. On May 15, 2000, there were issued and outstanding, and entitled to vote, 95,223,685 shares of common stock.

     Each holder of our common stock of record on such date will be entitled to one vote on all matters to be voted upon at the Annual Meeting, including the election of Directors. Our common stock votes as a single class. Holders of a majority of the common stock represented at a meeting may approve most actions submitted to the stockholders. Cumulative voting in the election of Directors is not permitted.

     A majority of our outstanding common stock represented in person or by Proxy and entitled to vote will constitute a quorum at the Annual Meeting. Any stockholder present in person or by Proxy who abstains from voting on any particular matter described herein will be counted for purposes of determining a quorum. For purposes of voting on the matters described herein, at any meeting of stockholders at which a quorum is present, the required vote is as follows:
(a) the affirmative vote of a plurality of the shares of common stock present or represented by Proxy at the Annual Meeting is required to elect the three (3) nominees for Directors and (b) the affirmative vote of a majority of the shares of common stock present or represented by Proxy at the Annual Meeting is required to approve the other matters at the Annual Meeting. In such a case, the aggregate number of votes cast by all stockholders present in person or by Proxy will be used to determine whether a motion will carry.

     All votes will be tabulated by the inspector of elections (the "Inspector") appointed for the Annual Meeting who will, for each proposal to be voted on, determine the number of shares outstanding, the number of shares entitled to vote, the number of shares represented at the Annual Meeting, the existence of a quorum, and the authenticity, validity and effect of all proxies received by the Company. The Inspector will also separately tabulate affirmative and negative votes and broker "non-votes", and determine the result for each proposal.

     An abstention from voting on a matter by a stockholder present in person or by Proxy at the Annual Meeting will have no effect on the item on which the stockholder abstains from voting. In addition, although broker "non-votes" will be counted for purposes of determining a quorum, they will have no effect on the vote on matters at the Annual Meeting. All valid Proxies received may be voted at the discretion of the proxy holders named therein for adjournments or postponements or other matters that may properly come before the Annual Meeting. The proxy holders may exercise their discretion to vote all valid Proxies for an adjournment or postponement in the absence of a quorum, to the extent necessary to facilitate the tabulation process or in other cases.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of shares of our common stock owned beneficially, as of May 15, 2000, by each director and executive officer of eGlobe, and by all directors and executive officers of eGlobe as a group. Information as to beneficial ownership is based upon statements furnished to us by such persons. Unless otherwise indicated, the address of each of the named individuals is c/o eGlobe, Inc., 1250 24th Street, N.W., Suite 725, Washington, DC 20037.

------------------------------------------- ----------------------------------- ------------------------------------
                 NAME OF                             NUMBER OF SHARES                    PERCENT OF COMMON
             BENEFICIAL OWNER                     OWNED BENEFICIALLY (1)               STOCK OUTSTANDING (2)
------------------------------------------- ----------------------------------- ------------------------------------
Christopher J. Vizas (3)                                 496,499                                0.5%
Arnold Gumowitz                                         10,640,000                             11.6
David W. Warnes (4)                                      111,000                                0.1
Richard A. Krinsley (5)                                  180,182                                0.2
Donald H. Sledge (6)                                     110,000                                0.1
James O. Howard (7)                                       95,000                                0.1
Richard Chiang (8)                                      2,153,545                               2.3
John H. Wall (9)                                          50,000                                 *
Gary Gumowitz                                           13,300,000                             14.4
John W. Hughes                                          3,800,000                               4.1
David Skriloff (10)                                       50,061                                 *
Bijan Moaveni                                          1,138,814                               1.2
Anne Haas (11)                                            45,617                                 *
All executive officers and directors as a               32,278,452                             35.1%
Group (13 persons) (12)
------------------------------------------- ----------------------------------- ------------------------------------

*    Less than 1%

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from May 15, 2000. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated. This table includes shares of common stock subject to outstanding options granted pursuant to our option plans.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were deemed not to be outstanding in determining the percentage owned by any other person.

(3) Includes options to purchase 204,372 shares of common stock exercisable within 60 days from May 15, 2000. Does not include options to purchase 933,334 shares of common stock which are not exercisable within such period.

(4) Consists solely of options to purchase common stock exercisable within 60 days from May 15, 2000.

(5) Includes options to purchase 96,000 shares of common stock exercisable within 60 days from May 15, 2000.

(6) Consists solely of options to purchase common stock exercisable within 60 days from May 15, 2000.

(7) Includes options to purchase 85,000 shares of common stock exercisable within 60 days from May 15, 2000.

(8) Includes options to purchase 50,000 shares of common stock exercisable within 60 days from May 15, 2000, and warrants to purchase 8,540 shares of common stock exercisable within 60 days from May 15, 2000, owned by Tenrich Holdings Ltd., of which Mr. Chiang is the sole stockholder. Does not include warrants owned by Tenrich Holdings Ltd. to purchase 215,111 shares of common stock which are not exercisable within such period.

(9) Includes options to purchase 50,000 shares of common stock exercisable within 60 days from May 15, 2000. Does not include 15% interest in warrants to purchase 18,000 shares of common stock which are not exercisable within such a period.

(10) Includes options to purchase 36,000 shares of common stock exercisable within 60 days from May 15, 2000. Does not include (1) warrants to purchase 4,218 shares of common stock or (2) options to purchase 264,000 shares of common stock which are not exercisable within such period.

(11) Includes options to purchase 16,047 shares of common stock exercisable within 60 days from May 15, 2000. Does not include options to purchase 248,571 shares of common stock which are not exercisable within such period.

(12) Includes options to purchase 30,617 shares of common stock exercisable within 60 days from May 15, 2000. Does not include options to purchase 100,616 shares of common stock which are not exercisable within 60 days from May 15, 2000.

(13) Includes (1) options to purchase 789,036 shares of common stock exercisable within 60 days from May 15, 2000 and (2) warrants to purchase 8,540 shares of common stock exercisable within 60 days from May 15, 2000. Does not include (1) options to purchase 1,546,521 shares of common stock or (2) warrants to purchase 219,329 shares of common stock which are not exercisable within such period.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the number and percentage of shares of our common stock owned beneficially, as of May 15, 2000, by any person who is known to us to be the beneficial owner of 5% or more of our common stock. Information as to beneficial ownership is based upon statements furnished to us by such persons.

                                                        Number of Shares                       Percent of
Name and Address                                         Owned of Record                      Common Stock
of Beneficial Owner                                   and Beneficially (1)                  Outstanding (2)
EXTL Investors LLC (3)                                     15,553,076                            16.9%
850 Cannon, Suite 200
Hurst, Texas 76054

Gary Gumowitz                                              13,300,000                            14.4%
c/o eGlobe, Inc.
1250 24th Street, N.W., Suite 725
Washington, D.C. 20004

Arnold Gumowitz                                            10,640,000                            11.6%
c/o eGlobe, Inc.
1250 24th Street, N.W., Suite 725
Washington, D.C. 20004

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from May 15, 2000. More than one person may be deemed to be a beneficial owner of the same securities. All persons shown in the table above have sole voting and investment power, except as otherwise indicated.

(2) For the purpose of computing the percentage ownership of each beneficial owner, any securities which were not outstanding but which were subject to options, warrants, rights or conversion privileges held by such beneficial owner exercisable within 60 days were deemed to be outstanding in determining the percentage owned by such person, but were not deemed outstanding in determining the percentage owned by any other person.

(3) Includes warrants to purchase 6,000,000 shares of common stock exercisable within 60 days from May 15, 2000. Ronald and Gladys Jensen, members of EXTL Investors LLC, may be deemed to be beneficial owners of these securities.

                              ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

     Our Board of  Directors  recommends  the election as directors of the three
(3) nominees listed below as Class I Directors. The three nominees, if elected, would hold office until the annual meeting of stockholders in 2003 and until their successors are elected and qualified or until their earlier death, resignation or removal.

     The following table sets forth the name and age of each nominee for director, indicating all positions and offices with eGlobe currently held by him, and the period during which he has served as a director:

                                                                                                    Director
Name of Nominee                      Age              Position With eGlobe                          Since
---------------                      ---              --------------------                          --------
David W. Warnes                      53               Class I Director                              1995
Richard Chiang                       44               Class I Director                              1998
John W. Hughes                       51               Senior Vice President and General
                                                      Counsel and Class I Director                  2000

     It is intended that shares represented by Proxies in the accompanying form will be voted "For" the election of the nominees named above unless a contrary direction is indicated. If at the time of the Annual Meeting any of the nominees named above should be unable to serve, which event is not expected to occur, the discretionary authority provided in the Proxy will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by our Board of Directors.

     The affirmative vote of a plurality of the shares of common stock present or represented by Proxy at the Annual Meeting is required to elect directors.

            OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

         Shown below are the names of all directors and executive officers of eGlobe, all positions and offices held by each such person, the period during which each person has served as such, and the principal occupations and employment of each such person during the last five years:

NAME                                       AGE       POSITION
Christopher J. Vizas .................      50       Co-Chairman of the Board and Chief Executive
                                                       Officer and Class III Director
Arnold S. Gumowitz .................        71       Co-Chairman of the Board
                                                       and Class III Director
David W. Warnes ....................        53       Class I Director
Richard A. Krinsley ..................      70       Class III Director
James O. Howard ....................        57       Class III Director
Donald H. Sledge ...................        59       Class II Director
Richard Chiang ......................       44       Class I Director
John H. Wall .......................        34       Class II Director
Gary S. Gumowitz ...................        38       President, eGlobe Development Corp.
                                                       and Class II Director
John W. Hughes .....................        51       Senior Vice President and General Counsel
                                                       and Class I Director
David Skriloff .......................      34       Chief Financial and Administrative Officer
Bijan Moaveni ......................        54       Chief Operating Officer
Anne Haas .........................         49       Vice President, Controller and Treasurer

DIRECTORS AND EXECUTIVE OFFICERS

CHRISTOPHER J. VIZAS, age 50, has been a Director of eGlobe since October 25, 1997 and the Chairman of the Board of Directors since November 10, 1997. Mr.
Vizas served as eGlobe's acting Chief Executive Officer from November 10, 1997 to December 5, 1997, on which date he became eGlobe's Chief Executive Officer. Before joining eGlobe, Mr. Vizas was a co-founder of, and since October 1995, served as Chief Executive Officer of Quo Vadis International, an investment and financial advisory firm. Before forming Quo Vadis International, he was Chief Executive Officer of Millennium Capital Development, a merchant banking firm, and of its predecessor Kouri Telecommunications & Technology. Before joining Kouri, Mr. Vizas shared in the founding and development of a series of technology companies, including Orion Network Systems, Inc. of which he was a founder and a principal executive. From April 1987 to 1992, Mr. Vizas served as Vice Chairman of Orion, an international satellite communications company, and served as a Director from 1982 until 1992. Mr. Vizas has also held various positions in the United States government.

ARNOLD S. GUMOWITZ, age 71, was appointed Co-Chairman of the Board of Directors on March 24, 2000. Mr. Gumowitz has been the Chairman and Chief Financial Officer of Trans Global since its inception in 1995. Before joining Trans Global, Mr. Gumowitz was a co-founder and Chairman of AAG Management, Inc., a real estate concern which commenced operations in 1979. In addition, Mr. Gumowitz has over 40 years experience in the textile, apparel and manufacturing fields.

DAVID W. WARNES, age 53, has been a Director of eGlobe since June 30, 1995. Mr. Warnes has been the Chief Operating Officer of Global Light Telecommunications Inc. since September 1997 and a Director since June 1997. He has been the President and Chief Executive Officer of Vitacom, a subsidiary of Highpoint, since December 1995, and President and CEO of Highpoint since April 1998. Previously, Mr. Warnes held various senior management and executive positions with Cable and Wireless or its affiliated companies for two decades. From October 1992 through October 1995, he was Vice President, Operations and Chief Operating Officer, and from August 1994 through October 1995, he was Assistant Managing Director of Tele 2, a telecommunications service provider in Sweden partially owned by Cable and Wireless. From August 1988 through June 1992, he was a principal consultant and General Manager, Business Development of IDC, an international telecommunications service provider based in Japan and partially owned by Cable and Wireless. Mr. Warnes is a Chartered Engineer, a Fellow of the Institution of Electrical Engineers, and a graduate of the University of East London.

RICHARD A. KRINSLEY, age 70, has been a Director of eGlobe since June 30, 1995. Mr. Krinsley retired in 1991 as the Executive Vice President and Publisher of Scholastic Corporation; a publicly held company traded on the Nasdaq Stock Market. While employed by Scholastic between 1983 and 1991, Mr. Krinsley, among many other duties, served on that company's management committee. From 1961 to 1983, Mr. Krinsley was employed by Random House where he held, among other positions, the post of Executive Vice President. At Random House, Mr. Krinsley also served on that company's executive committee.

JAMES O. HOWARD, age 57, has been a Director of eGlobe since January 16, 1998. Since 1990, Mr. Howard has served as the Chief Financial Officer and a member of the management committee of Benton International, Inc., a wholly owned subsidiary of Perot Systems Corporation. From 1981 to 1990, Mr. Howard was employed by Benton International, Inc. as a consultant and sector manager. Before joining Benton International, Inc., Mr. Howard held a number of legal positions in the federal government, including General Counsel of the National Commission on Electronic Fund Transfers.

DONALD H. SLEDGE, age 59, has been a Director of eGlobe since November 10, 1997. Mr. Sledge has served as the Chief Executive Officer of RateXchange Corporation, a telecommunications company since January 2000. Mr. Sledge served as Vice Chairman, President and Chief Executive Officer of TeleHub Communications Corp., a privately held technology development company, beginning in 1996. Mr. Sledge served as President and Chief Operating Officer of West Coast Telecommunications, Inc., a long distance company, from 1994 to 1995. From 1993 to 1994, Mr. Sledge was employed by New T&T, a Hong Kong-based company, as head of operations. Mr. Sledge was Chairman and Chief Executive Officer of Telecom New Zealand International from 1991 to 1993 and the Managing Director of Telecom New Zealand International's largest local carrier from 1988 to 1991. Mr. Sledge is currently Chairman of the Board of United Digital Network, a small interexchange carrier that operates primarily in Texas, Oklahoma, Arizona and California. Mr. Sledge is a member of the Board of Advisors of DataProse and serves as a director of AirCell Communications, Inc. He also serves as advisor and board member to several small technology-based start-up companies.

RICHARD CHIANG, age 44, has been a Director of eGlobe since December 2, 1998. Mr. Chiang has been the Chairman and President of Princeton Technology, Corp. since 1986 and Chairman since 1996. He has been on the Board of Directors of Taitron Companies, Inc. and Buslogic, Inc. since 1989 and Alliance Venture Capital Corp. since 1996. Mr. Chiang served as Chairman for IDX International, Inc. from 1997 to 1998. Mr. Chiang currently sits on the Board of Proware Technology, Corp. which is a RAID subsystem business and as a Chairman at Advanced Communication Devices, Corp. whose primary business is Networking Switch Controller Chips. He has served with these two companies since 1996.

JOHN H. WALL, age 34, has been a Director of eGlobe since June 16, 1999. Mr. Wall has been the Vice President and Chief Technology Officer for Insurdata Incorporated, a healthcare technology solutions and services provider, since March 3, 1998. Prior to joining Insurdata, Mr. Wall served as Chief Technical Officer for BT Systems Integrators, a provider of imaging and information management solutions from 1996 to 1998. Mr. Wall also was employed as an engineer and technical analyst by Georgia Pacific and Dana Corporation from 1995 to 1996 and 1988 to 1995, respectively.

GARY S. GUMOWITZ, age 38, was appointed President of eGlobe Development Corp., a wholly owned subsidiary of eGlobe, and Director of eGlobe on March 24, 2000. Mr. Gumowitz was the founder of

Trans Global and has served as its Chief Executive Officer since its inception in 1995. Previously, Mr. Gumowitz served on Trans Global's board of directors, and on the boards of AAG Management Company and GGB Associates with interests in the real estate and hospitality industries since 1990. He is a graduate of the University of Rhode Island and holds a degree in Economics.

JOHN W. HUGHES, age 51, was appointed Senior Vice President and General Counsel and Director of eGlobe on March 24, 2000. Mr. Hughes was the outside General Counsel of Trans Global since its inception in 1995 and was a sole proprietor practicing law in New York for twenty-five years, specializing in the areas of taxation, business organizations, and contracts. Mr. Hughes served as a faculty member in the tax department at Pace University and as a lecturer at the Cornell University Graduate School of Business Administration. In addition, Mr. Hughes serves on Trans Global's board of directors. He is an alumnus of Cornell University, where he earned a Bachelor's Degree in l970, an MBA in 1971 and a J.D. in l974.

DAVID SKRILOFF, age 34, was appointed Chief Financial and Administrative Officer of eGlobe effective as of January 1, 2000. Prior to joining eGlobe, Mr. Skriloff was employed by Gerard Klauer Mattison & Co., a registered investment bank and eGlobe's financial banker, beginning in 1993 where he was a Senior Associate before being promoted to Vice President, Corporate Finance. Mr. Skriloff also worked as an Associate at The American Acquisition Company, a venture capital group and was a co-founder and Senior Vice President of Sales and Marketing at Performance Technologies, Inc., a computer software company.

BIJAN MOAVENI, age 54, was appointed Chief Operating Officer of eGlobe on December 3, 1999. Prior to joining eGlobe, Mr. Moaveni served as President of Coast International, Inc., a private telecommunications company which he founded and which was acquired by eGlobe in December 1999, for ten years. Before founding Coast, Mr. Moaveni held various senior management positions with Sprint Corporation, including marketing and sales, telecommunications networks, customer service, billing and business and system development.

ANNE HAAS, age 49, was appointed Vice President, Controller and Treasurer of eGlobe on October 21, 1997. Ms. Haas served as the Vice President of Finance of Centennial Communications Corp., a start-up multi-national two way radio company, during 1996-97. From 1992 to 1996, Ms. Haas served as Controller of Quark, Inc., a multi-national desk top publishing software company. Before 1992, Ms. Haas worked for the accounting firm of Price Waterhouse in San Jose, California and Denver, Colorado.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Directors are elected for three year terms with approximately one-third of such overall directors elected each year; except that in order to implement the staggered board, at the June 16, 1999 annual meeting, Class I Directors were elected for a one-year term, Class II Directors were elected for a two-year term and Class III Directors were elected for a full three-year term. Directors will hold office until the end of their term and until their successors are elected and qualified. Executive Officers serve at the pleasure of the Board or until the next annual meeting of stockholders. Arnold Gumowitz is the father of Gary Gumowitz.

     Our Board is entrusted with managing our business and affairs. Pursuant to the powers bestowed upon our Board by our Amended and Restated Bylaws, as amended (the "Bylaws"), our Board may establish committees from among its members. In addition, the Bylaws provide that our Board must annually appoint officers of the Company to manage the affairs of the Company on a day to day basis as set forth in the Bylaws or as otherwise directed by our Board. During the fiscal period ended December 31, 1999, there were a total of 12 meetings held by our Board of Directors. All of the Directors attended at least 75% of the meetings held by our Board of Directors during the fiscal period ended December 31, 1999 (with the exception of Mr. Chiang, who attended 3 of such meetings).

     In April 1998, our Board reconstituted the then-existing committees of the Company as four standing committees of our Board: the Executive Committee, the Audit Committee, the Finance Committee and the Compensation Committee. We do not have a Nominating Committee. The Executive Committee oversees activities in those areas not assigned to other committees of our Board and has the full power and authority of our Board to the extent permitted by Delaware law. Our Executive Committee is presently comprised of Messrs. Howard, Sledge, and Vizas. The Audit Committee's duties include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, reviewing and approving professional services rendered by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of our internal auditing controls; and reviewing situations or transactions involving actual or potential conflicts of interest. Our Audit Committee is presently comprised of Messrs. Howard, Wall and Vizas (in an ex officio capacity).

     The Compensation Committee is responsible for approving all compensation for senior officers and employees, makes recommendations to our Board with respect to the grant of stock options and eligibility requirements, including grants under and the requirements of our stock option plans and may make grants to Directors under such stock option plans. Our Compensation Committee is presently comprised of Messrs. Vizas, Krinsley and Sledge.

     The Executive Committee held 11 meetings during the fiscal period ended December 31, 1999. The Audit Committee held 2 meetings during the fiscal period ended December 31, 1999. The Compensation Committee held 5 meetings during the fiscal period ended December 31, 1999.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation for the three most recent fiscal periods ended December 31, 1999, December 31, 1998 and March 31, 1998 of our Chief Executive Officer and the four most highly compensated other executive officers whose total annual salary and bonus exceed $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                              ------------------------------------------ -----------------------------
                                                                         OTHER ANNUAL     RESTRICTED     SECURITIES
                                                 SALARY       BONUS      COMPENSATION    STOCK AWARDS    UNDERLYING
   NAME AND PRINCIPAL POSITION(1)      YEAR       ($)          ($)           ($)             ($)        OPTIONS/SARS
------------------------------------- ------- ------------- ---------- ----------------- ------------- ---------------
Christopher J. Vizas                   1999     $207,692           0             0              0        1,004,768
Chairman and Chief                    *1998      153,847           0             0              0          110,000
Executive Officer (2)                  1998       62,308           0             0              0          520,000

Ronald A. Fried                        1999     $150,000     $28,077             0              0          247,200
Vice President, Business              *1998      112,500           0             0              0           40,000
Development (3)                        1998       12,500           0             0              0          100,000

Anthony Balinger                       1999     $150,000           0       $19,200              0            2,100
Senior Vice President and             *1998      103,846           0         9,600              0           45,000
Vice Chairman(4)                       1998      150,000           0             0         $7,875           84,310

W.P. Colin Smith                       1999     $127,884     $10,000             0              0                0
Vice President                        *1998       91,539      25,000             0              0           25,000
Legal Affairs (5)                      1998       11,538                         0              0          100,000

Allen Mandel                           1999     $137,730           0             0              0          101,800
Senior Vice President (6)             *1998      103,000           0             0              0           30,000
                                       1998       90,077           0             0              0                0

----------
* Nine month period ended December 31, 1998

(1) We no longer employ Messrs. Balinger, Smith and Fried. We hired Bijan Moaveni in December 1999 to act as our Chief Operating Officer and David Skriloff to act as our Chief Financial and Administrative Officer in January 2000. Each of Messrs. Moaveni and Skriloff has base salaries in excess of $100,000. In connection with the consummation of the Merger with Trans Global, we hired Arnold Gumowitz to act as our Co-Chairman, Gary Gumowitz to act as President of eGlobe Development Corp. and John Hughes to act as our General Counsel. Each of Messrs. Gumowitz, Gumowitz and Hughes have base salaries in excess of $100,000.

(2) Mr. Vizas has served as our Chief Executive Officer since December 5, 1997. From November 10, 1997 to December 5, 1997, Mr. Vizas served as our acting Chief Executive Officer. Mr. Vizas' employment agreement provides for a base salary of $200,000, performance based bonuses of up to 50% of base salary and options to purchase up to 500,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of Employment and Change in Control Arrangements." Mr. Vizas' base salary for 2000 will increase to $300,000.

(3) Mr. Fried has served as our Vice President of Business Development since February 20, 1998. Mr. Fried's employment agreement provides for a base salary of $150,000, performance based bonuses of up to 50% of base salary and options to purchase up to 100,000 shares, subject to various performance criteria. See "Employment Agreements and Termination of Employment and Change in Control Arrangements."

(4) Mr. Balinger served as our President from April 1995 until November 10, 1997. Mr. Balinger served as Chief Executive Officer from January 3, 1997 through November 10, 1997. Mr. Balinger has served as our Senior Vice President and Vice Chairman since November 6, 1997. Amounts shown as Other Annual Compensation consist of an annual housing allowance paid to Mr. Balinger while he resided in the United States and while he resides in Hong Kong. See "Employment Agreements, Termination of Employment and Change of Control Agreements."

(5) Mr. Smith served as our Vice President of Legal Affairs from February 1, 1998 until January 7, 2000. Mr. Smith's employment agreement provides for a base salary of $135,000, performance based bonuses of up $50,000 and options to purchase up to 100,000 shares, subject to various performance criteria. See "Employment Agreements, Termination of Employment and Change in Control Arrangements."

(6)  Mr.  Mandel  has  served as our  Senior  Vice  President  since  1991.

OPTION/SAR GRANTS IN LAST FISCAL PERIOD

The following table sets forth the information concerning individual grants of stock options and stock appreciation rights ("SARs") during the last periods to each of the Named Executive Officers during such periods. All of the options granted in the year ended December 31, 1999 to the Named Executive Officers have terms of between five (5) and ten (10) years. A total of 3,798,182 options were granted to our employees and directors in the 12-month period ended December 31, 1999 under eGlobe's 1995 Employee Stock Option and Appreciation Rights Plan (the "Employee Stock Option Plan") and outside of the Employee Stock Option Plan.

OPTION/SAR GRANTS IN LAST FISCAL PERIOD

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                    ANNUAL RATES OF STOCK PRICE
                                            INDIVIDUAL GRANTS                       APPRECIATION FOR OPTION TERM
                         -------------------------------------------------------- ---------------------------------
                                         % OF TOTAL
                           NUMBER OF      OPTIONS/
                          SECURITIES        SARS
                          UNDERLYING    GRANTED TO       EXERCISE
                           OPTIONS/     EMPLOYEES        OR BASE
                             SARS        IN FISCAL        PRICE      EXPIRATION
         NAME              GRANTED (#)     PERIOD         ($/SH)         DATE      0%($)(1)    5% ($)     10% ($)
------------------------ -------------- -------------- -----------  ------------- ---------  ---------- -----------
Christopher J. Vizas...       1,768            0%         $0.01      06/25/04       $5,194   $  6,636   $    8,351
                              1,500            0%         $1.69      06/25/04       $4,407   $  3,110   $    4,565
                              1,500            0%         $1.46      06/25/04       $4,407   $  3,455   $    4,910
                          1,000,000         26.3%         $2.8125    12/16/04           --   $787,500   $1,715,625

Ronald A. Fried........      20,000          0.5%         $3.16      05/14/04           --   $ 16,006   $   36,427
                              1,100            0%         $1.69      06/25/04       $3,232   $  2,281   $    3,348
                              1,100            0%         $1.46      06/25/04       $3,232   $  2,534   $    3,601
                            225,000          5.9%         $2.8125    12/16/04           --   $177,188   $  386,016

Anthony Balinger.......       1,200            0%         $1.69      06/25/04       $3,326   $  2,488   $    3,652
                              1,200            0%         $1.46      06/25/04       $3,526   $  2,897   $    3,652

W.P. Colin Smith.......          --            --         --               --           --         --           --

Allen Mandel...........         900            0%         $1.69      06/25/04       $2,644   $  1,866   $    2,739
                                900            0%         $1.46      06/25/04       $2,644   $  2,073   $    2,946
                            100,000          2.6%         $2.8125    12/16/04           --   $ 78,750   $  171,563

----------
(1) For options granted below market, values were calculated by multiplying the closing transaction price of the common stock as reported on the Nasdaq National Market at date of grant by the number of options granted.

     The following table sets forth information concerning each exercise of stock options during the last fiscal period by each of the Named Executive
Officers during such fiscal period and the fiscal period end value of unexercised options.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL PERIOD AND FISCAL PERIOD-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS/SARS
                                                              OPTIONS/SARS AT FP-END            AT FP-END($)
                                 SHARES                     ---------------------------  ---------------------------
                              ACQUIRED ON       VALUE              EXCERCISABLE/                EXCERCISABLE/
           NAME                 EXERCISE     REALIZED(1)           UNEXERCISABLE                UNEXERCISABLE
---------------------------- --------------- -------------  ---------------------------  ---------------------------
Christopher J. Vizas.......     280,768        $497,220          204,372/ 933,334           $ 380,550/$1,304,960
Ronald A. Fried............      56,250          91,406           16,047/ 248,571           $  45,522/$  422,632
Anthony Balinger...........           0               0           86,310/  16,666           $ 169,085/$   33,724
W.P. Colin Smith...........           0               0           48,333/  43,334           $  86,762/$   72,426
Allen Mandel...............      25,000          40,625           76,911/ 117,565           $ 169,666/$  207,940

----------
(1) Values were calculated by multiplying the closing transaction price of the common stock as reported on the Nasdaq National Market on December 31, 1999 of $4.4375 by the respective number of shares of common stock and subtracting the exercise price per share, without any adjustment for any termination or vesting contingencies.

COMPENSATION OF DIRECTORS

     Effective November 10, 1997, and contingent upon eGlobe experiencing a fiscal quarter of profitability, non-executive members of the Board receive a Director's fee of $500 for each regular meeting and committee meeting attended. Our directors are also reimbursed for expenses incurred in connection with attendance at Board meetings.

     During the fiscal periods ended 1995, 1996 and 1997, under our 1995 Directors Stock Option and Appreciation Rights Plan which then provided for automatic annual grants, each non-executive Director received an annual grant of ten year options to purchase 10,000 shares at an exercise price equal to the fair market value of our common stock on the date of grant. Commencing with the amendments to the Directors Stock Option Plan which were approved by our stockholders at the 1997 annual meeting held on February 26, 1998, options to directors may be made at the discretion of the Board of Directors or Compensation Committee and there are no automatic grants.

     On December 16, 1999, options to purchase 50,000 shares of our common stock at an exercise price of $2.8125 per share were granted to each of Messrs. Warnes, Krinsley, Howard, Chiang, Sledge and Wall. Such options have a term of five years and vested upon grant.

     On December 16, 1999, Mr. Vizas was granted options to purchase 750,000 shares of common stock at an exercise price of $2.8125 per share. Such options have a term of five years and vest in three annual installments of 250,000 shares beginning on December 16, 2000. In addition, Mr. Vizas was granted options to purchase 250,000 shares of common stock, of which 239,628 options were issued outside of our Employee Stock Option Plan. Such options vested upon grant and were immediately exercised.

EMPLOYMENT   AGREEMENTS,   TERMINATION  OF  EMPLOYMENT  AND  CHANGE  IN  CONTROL
ARRANGEMENTS

     Effective December 5, 1997, we entered into a three year employment agreement with Christopher J. Vizas, our Chief Executive Officer. Mr. Vizas' employment agreement provides for a minimum salary of $200,000 per annum, reimbursement of certain expenses, annual bonuses based on financial performance targets to be adopted by eGlobe and Mr. Vizas, and the grant of options to purchase an aggregate of 500,000 shares of common stock. The options granted to Mr. Vizas pursuant to his employment agreement are comprised of:

o options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested upon their grant;

o options to purchase 50,000 shares of common stock at an exercise price of $2.32 which vested on December 5, 1998;

o options to purchase up to 100,000 shares of common stock at an exercise price of $2.32 which expired due to our failure to achieve certain financial performance targets;

o options to purchase 50,000 shares at an exercise price of $3.50 which vested on December 5, 1999;

o options to purchase up to 100,000 shares of common stock at an exercise price of $3.50 which expired due to our failure to achieve certain financial performance targets;

o options to purchase 50,000 shares at an exercise price of $4.50 which vest on December 5, 2000 contingent upon Mr. Vizas' continued employment as of such date); and

o options to purchase up to 100,000 shares of common stock at an exercise price of $4.50 which vest on December 5, 2000 (contingent upon Mr. Vizas' continued employment as of such date and the attainment of certain financial performance targets).

Each option has a term of five years.

     Mr. Vizas' employment agreement provides that, if we terminate Mr. Vizas' employment other than for "cause," Mr. Vizas shall continue to receive, for one year commencing on the date of such termination, his full base salary, any bonus that is earned after the termination of employment, and all other benefits and compensation that Mr. Vizas would have been entitled to under his employment agreement in the absence of termination of employment (the "Vizas Severance Amount"). Mr. Vizas may be terminated for cause if he engages in any personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of his employment agreement.

     If there is an early termination of Mr. Vizas' employment following a "change of control," Mr. Vizas would be entitled to a lump cash payment equal to the Vizas Severance Amount. Additionally, if during the term of Mr. Vizas' employment agreement there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Vizas' employment other than "termination for cause," all of the options described above will vest in full to the extent and at such time that such options would have vested if Mr. Vizas had remained employed for the remainder of the term of his employment agreement. A "change of control" means if (1) any person becomes the beneficial owner of 20% or more of the total number of our voting shares;
(2) any person becomes the beneficial owner of 10% or more, but less than 20%, of the total number of our voting shares, if the Board of Directors makes a determination that such beneficial ownership constitutes or will constitute control of eGlobe; or (3) as the result of any business combination, the persons who were directors of eGlobe before such transaction shall cease to constitute at least two-thirds of the Board of Directors.

     On February 1, 1997, we entered into a new three year employment agreement with Anthony Balinger. Pursuant to his new employment agreement, Mr. Balinger served as eGlobe's President and Chief Executive Officer until November 10, 1997 when he resigned that position and was appointed Senior Vice President and Vice Chairman of eGlobe. Mr. Balinger's employment agreement provides for a minimum salary of $150,000 per annum, reimbursement of certain expenses, a $1,600 per month housing allowance, and payment for health, dental and disability insurance and various other benefits.

     Mr. Balinger's employment agreement also provides for payment of the greater of $125,000 or the balance of the annual base salary to which Mr. Balinger would be entitled at the end of the employment term, relocation to the country of Mr. Balinger's choice, buy-out of his auto and residential leases and a 90 day exercise period for his vested options after termination if we terminate Mr. Balinger without "cause." "Cause" means any criminal conviction for an offense by Mr. Balinger involving any misappropriation of our funds or material property or a willful and repeated refusal to follow any careful directive of our Board of Directors for the performance of material duties which Mr. Balinger is required to perform under his employment agreement (after cure period). This employment agreement superseded a prior employment agreement. The employment agreement with Mr. Balinger terminated in January, 2000.

     If, during the term of Mr. Balinger's employment agreement, there is a "change in control" of eGlobe, then the agreement shall be deemed to have been terminated by us and we shall be obligated to pay Mr. Balinger a lump sum cash payment equal to five times the "base amount" of Mr. Balinger's compensation, as that term is defined by the Internal Revenue Code. A "change of control" occurs if (i) we sell all or substantially all of our assets, (ii) we merge or consolidate with or into another corporation such that our shareholders own 50% or less of the combined corporation following the merger or consolidation, (iii) a majority of our Board is replaced in a given year without approval of the directors who constituted the board at the beginning of year, or (iv) any person becomes the beneficial owner of 15% or more of the total number of our voting shares.

     On February 1, 1998, we entered into an employment agreement with W. P. Colin Smith pursuant to which Mr. Smith agreed to serve as Vice President of Legal Affairs and General Counsel of eGlobe through December 31, 2000. Mr. Smith's employment agreement provides for a minimum salary of $125,000 per annum, reimbursement of certain expenses, annual and quarterly bonuses based on financial performance targets to be adopted by the Chairman and Chief Executive and Mr. Smith, and the grant of options to purchase an aggregate of 100,000 shares of common stock. The options granted to Mr. Smith pursuant to his employment agreement are comprised of options to purchase 33,333 shares of common stock at an exercise price of $3.125 which vested on February 1, 1999 but which expired due to eGlobe's failure to achieve certain financial performance targets, 33,333 shares of common stock at an exercise price of $3.125 which vested on February 1, 2000 and 33,334 shares of common stock at an exercise price of $3.125 which will vest on February 1, 2001 (contingent upon Mr. Smith's continued employment as of such date and the attainment of certain financial performance targets). Each of the options have a term of five years. Vesting of all options will accelerate in the event that the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of eGlobe and Mr. Smith's employment terminates or reasonable advance notice of such termination is given.

     Mr. Smith's employment agreement provides that, if we terminate Mr. Smith's employment other than "for cause" or after a material breach of the employment agreement by eGlobe, Mr. Smith shall continue to receive, for six months (in all cases thereafter) commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where Mr. Smith met the applicable performance goals prior to termination and we meet the applicable corporate performance goals after termination), and all other benefits and compensation that Mr. Smith would have been entitled to under his employment agreement in the absence of termination of employment (the "Smith Severance Amount"). "Termination for cause" means termination by eGlobe because of Mr. Smith's (1) fraud or material misappropriation with respect to our business or assets; (2) persistent refusal or willful failure materially to perform his duties and responsibilities to us which continues after Mr. Smith receives notice of such refusal or failure; (3) conduct that constitutes disloyalty to eGlobe and which materially harms us or conduct that constitutes breach of fiduciary duty involving personal profit; (4) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving moral turpitude; (5) the use of drugs or alcohol which interferes materially with Mr. Smith's performance of his duties; or (6) material breach of any provision of his employment agreement.

     If, during the term of Mr. Smith's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Smith's employment other than "termination for cause" or Mr. Smith terminates with good reason, we shall be obligated, concurrently with such termination, to pay the Smith Severance Amount in a single lump sum cash payment to Mr. Smith. A "change of control" occurs if (1) any person becomes the beneficial owner of 35% or more of the total number of our voting shares, (2) we sell substantially all of assets, (3) we merge or combine with another company and immediately following such transaction the persons and entities who were stockholders of eGlobe before the merger own less than 50% of the stock of the merged or combined entity, or (4) the current Chairman and Chief Executive Officer (Christopher J. Vizas) ceases to be the Chief Executive Officer of eGlobe. Mr. Smith's employment terminated in January 2000.

     On February 20, 1998, we entered into an employment  agreement  with Ronald
A. Fried pursuant to which Mr. Fried agreed to serve as our Vice President of Business Development through December 31, 2000. Mr. Fried's employment agreement provides for a minimum salary of $150,000 per annum, reimbursement of certain expenses, annual bonuses based on financial performance targets to be adopted by the Chairman and Chief Executive and Mr. Fried, and the grant of options to purchase an aggregate of 100,000 shares of common stock. The options granted to Mr. Fried pursuant to his employment agreement are comprised of options to purchase 33,333 shares of common stock at an exercise price of $3.03 which vested on August 20, 1998, 33,333 shares of common stock at an exercise price of $3.03 which vested on August 20, 1999 and 33,334 shares of common stock at an exercise price of $3.03 which will vest on August 20, 2000 (contingent upon Mr. Fried's continued employment as of such date and the attainment of certain financial performance targets). Each of the options has a term of five years.

     Mr. Fried's employment agreement provides that, if we terminate Mr. Fried's employment other than pursuant to a "termination for cause" or after a material breach of the employment agreement by us, Mr. Fried shall continue to receive, for one year commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been earned before termination of employment or is earned after the termination of employment (where Mr. Fried meets the applicable performance goals prior to termination and we meet the applicable Company performance goals after termination), and all other benefits and compensation that Mr. Fried would have been entitled to under his employment agreement in the absence of termination of employment (the "Fried Severance Amount"). A "termination for cause" is defined as termination by us because of Mr. Fried's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, persistent refusal or willful failure materially to perform his duties and responsibilities to us which continues after Mr. Fried receives notice of such refusal or failure; willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), or material breach of any provision of his employment agreement.

     If during the term of Mr. Fried's employment agreement there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Fried's employment other than "termination for cause" or Mr. Fried terminates with good reason, we shall be obligated, concurrently with such termination, to pay the Fried Severance Amount in a single lump sum cash payment to Mr. Fried. A "change of control" is deemed to have taken place under Mr. Fried's employment agreement if any person becomes the beneficial owner of 35% or more of the total number of our voting shares.

     On December 3, 1999, we entered into an employment agreement with Bijan Moaveni pursuant to which Mr. Moaveni agreed to serve as Chief Operating Officer of eGlobe through December 31, 2002. Mr. Moaveni's employment agreement provides for a minimum salary of $180,000 per annum, reimbursement of certain expenses, and annual bonuses based on performance goals to be adopted by the Chairman and Chief Executive and Mr. Moaveni. On December 16, 1999 our Board of Directors granted Mr. Moaveni options to purchase 150,000 shares of common stock at an exercise price equal to $2.8125 which will vest upon achievement of certain performance criteria. Mr. Moaveni was also granted options to purchase 75,000 shares of common stock which will vest in three equal annual installments beginning on December 31, 2001. The vesting of options to purchase an additional 75,000 shares was accelerated and such options were exercised during March 2000.

     Mr. Moaveni's employment agreement provides that, if we terminate Mr. Moaveni's employment other than "for cause" or after a material breach of the employment agreement by us, Mr. Moaveni shall continue to receive, for one year commencing on the date of such termination, his full base salary, any annual or quarterly bonus that has been accrued or earned prior to termination of employment, and all other benefits and compensation that Mr. Moaveni would have been entitled to under his employment agreement in the absence of termination of employment (the "Moaveni Severance Amount"). "Termination for cause" means termination by us because of Mr. Moaveni's (1) fraud or material misrepresentation with respect to our business or assets; (2) persistent refusal or failure to materially perform his duties and responsibilities to us which continues after Mr. Moaveni receives notice of such refusal or failure; (3) conduct that constitutes disloyalty to eGlobe and which materially harms eGlobe or conduct that constitutes breach of fiduciary duty involving personal profit;
(4) conviction of a felony or crime, or willful violation of any law, rule, or regulation, involving dishonesty or moral turpitude; (5) the use of drugs or alcohol which interferes materially with Mr. Moaveni's performance of his duties; or (6) material breach of any provision of his employment agreement.

     If, during the term of Mr. Moaveni's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Moaveni's employment other than termination for cause, or we reduce Mr. Moaveni's responsibility and authority or takes steps which amount to a demotion of Mr. Moaveni, we shall be obligated, concurrently with such termination, to pay the Moaveni Severance Amount in a single lump sum cash payment to Mr. Moaveni. A "change of control" occurs if (1) Christopher J. Vizas is terminated by eGlobe or is no longer the Chairman or Chief Executive Officer; (2) more than half of the members of our Board of Directors are replaced at one time; or (3) any person becomes the beneficial owner of 35% or more of the total number of our voting shares.

     Under a side letter to Mr. Moaveni's employment agreement, we were obligated to repurchase at Mr. Moaveni's request the 247,213 shares of common stock issued to Mr. Moaveni in our acquisition of Coast for $700,000 under certain conditions. Subsequent to December 31, 1999, Mr. Moaveni waived his rights to cause us to redeem such shares.

     On January 1, 2000, we entered into an employment agreement with David Skriloff pursuant to which Mr. Skriloff agreed to serve as Chief Financial Officer of eGlobe through January 1, 2004.

Mr. Skriloff's employment agreement provides for a minimum salary of $160,000 per annum, reimbursement of certain expenses, annual bonuses based on performance goals to be adopted by the Chairman and Chief Executive and Mr. Skriloff, the purchase of 36,000 shares of our common stock through a four year loan from us to Mr. Skriloff at an interest rate of 8%, and the grant of options to purchase an aggregate of 264,000 shares of our common stock. The options granted to Mr. Skriloff pursuant to his employment agreement are comprised of options to purchase 144,000 shares of common stock (the "Skriloff Time-Vested Options") at an exercise price of $4.44 which vest in installments of 36,000 shares each on December 31, 2000, 2001, 2002, and 2003 (contingent upon Mr. Skriloff's continued employment as of such date) and 120,000 shares of common stock (the "Skriloff Performance Options") at an exercise price of $4.44 which will vest in installments of 40,000 shares each on December 31, 2000, 2001, and 2002 (contingent upon Mr. Skriloff's continued employment as of such date and certain performance goals). The Skriloff Time-Vested Options have a term of five years from January 1, 2000. The Skriloff Performance Options have a term of nine years from January 1, 2000.

     Mr. Skriloff's employment agreement provides that, if we terminate Mr. Skriloff's employment other than "for cause" or in the event of any "resignation for good reason," Mr. Skriloff shall receive his Accrued Rights and shall continue to receive, for one year commencing on the date of such termination, his full base salary and all other benefits and compensation that Mr. Skriloff would have been entitled to under his employment agreement in the absence of termination of employment (the "Skriloff Severance Amount"). "Termination for cause" means termination by us because of Mr. Skriloff's (1) fraud or material misrepresentation with respect to our business or assets; (2) persistent refusal or failure to materially perform his duties and responsibilities to eGlobe which continues after Mr. Skriloff receives notice of such refusal or failure; (3) conduct that constitutes breach of a fiduciary duty involving personal profit;
(4) conviction or plea of nolo contendere of a felony under the laws of the United States or any state thereof, or any equivalent crime in any foreign jurisdiction, (5) willful violation of any law, rule, or regulation, involving dishonesty or moral turpitude that is materially detrimental to us; or (6) the use of illegal drugs or alcohol which interferes materially with Mr. Skriloff's performance of his duties. "Resignation for good reason" means a resignation following (1) material reduction, without Mr. Skriloff's consent, of Mr. Skriloff's duties, titles, or reporting relationships; (2) any reduction, without Mr. Skriloff's consent, of Mr. Skriloff's base salary; (3) any involuntary relocation of Mr. Skriloff's principal place of business; or (4) a material breach of Mr. Skriloff's employment agreement by us.

     If, during the term of Mr. Skriloff's employment agreement, there is a "change in control" of eGlobe and in connection with or within two years after such change of control we terminate Mr. Skriloff's employment other than termination for cause or Mr. Skriloff resigns with good reason, we shall be obligated, concurrently with such termination, to pay the Skriloff Severance Amount in a single lump sum cash payment to Mr. Skriloff. A "change of control" occurs if (1) eGlobe or its shareholders enter into an agreement to dispose of all or substantially all of our assets or stock (other than any agreement of merger or reorganization where the shareholders of eGlobe immediately before the consummation of the transaction will own 50% or more of the fully diluted equity of the surviving entity immediately after the consummation of the transaction);
(2) during any period of two consecutive years (not including any period prior to the date of Mr. Skriloff's employment agreement), individuals who at the beginning of such period constitute the Board of Directors (and any new directors whose election by the Board of Directors or nomination for election by our shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability, or voluntary retirement) to constitute a majority thereof; or (3) during any two consecutive years (not including any period prior to the date of Mr. Skriloff's employment agreement), individuals who at the beginning of such period constitute the senior management of eGlobe cease for any reason (except for death, disability, or voluntary retirement) to constitute a majority thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Vizas, our Chief Executive Officer, serves as a member of the Compensation Committee of the Board of Directors. Although Mr. Vizas makes recommendations to the Compensation Committee of the Board of Directors with regard to the other executive officers, including Named Executive Officers, he did not participate in the Compensation Committee's deliberations with respect to his own compensation.

     Mr. Sledge, a member of our Board of Directors and Compensation Committee, is the Chief Executive Officer of RateXchange Corporation, a telecommunications company. Mr. Vizas serves on the Board of Directors of RateXchange.

THE 1995 EMPLOYEE STOCK OPTION AND APPRECIATION RIGHTS PLAN

     The Compensation Committee of our Board of Directors administers the 1995 Employee Stock Option and Appreciation Rights Plan (the "Employee Stock Option Plan") and may grant stock options and stock appreciation rights to our employees, advisors and consultants.

     Incentive stock options granted under the Employee Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, unless they exceed certain limitations or are specifically designated otherwise, and, accordingly, may be granted to our employees only. All other options granted under the Employee Stock Option Plan are nonqualified stock options, meaning an option not intended to qualify as an incentive stock option or an incentive stock option which is converted into a nonqualified stock option under the terms of the Employee Stock Option Plan.

     The option exercise price for incentive stock options granted under the Employee Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of our common stock). For nonqualified stock options, the option price shall be equal to the fair market value of our common stock on the date the option is granted. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding common stock) and the options vest over periods determined by the Compensation Committee.

     The Compensation Committee has decided not to grant any more tandem stock appreciation rights with stock options. However, the Compensation Committee may award freestanding stock appreciation rights. The maximum number of shares of common stock that may be issued upon exercise of stock options and stock appreciation rights granted under the Employee Stock Option Plan is 7,000,000 shares. The Employee Stock Option Plan will terminate on December 14, 2005, unless terminated earlier by our Board of Directors.

THE DIRECTORS STOCK OPTION AND APPRECIATION RIGHTS PLAN

     The 1995 Directors Stock Option and Appreciation Rights Plan (the "Director Plan") is administered by our Compensation Committee. Effective June 16, 1999, the Director Plan was amended to reduce the number of shares of common stock available for issuance thereunder to 437,000, the number of shares underlying options then outstanding.

     Options granted under the Director Plan expire ten (10) years from the date of grant, or in the case of incentive stock options granted to Directors who are employees holding more than 10% of the total combined voting power of all classes of our stock, five (5) years from the date of grant. However, upon a change of control of eGlobe as defined in the Director Plan, all options will become fully exercisable. Unless terminated earlier by the Compensation Committee, the Director Plan will terminate on December 14, 2005.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee, which includes Messrs. Vizas, Krinsley and Sledge is responsible for approving all compensation for senior officers and employees, making recommendations to our Board with respect to the grant of stock options and eligibility requirements, including grants under and the requirements of our Employee Stock Option Plan. The Compensation Committee believes that the actions of each executive officer have the potential to impact our short-term and long-term profitability and considers the impact of each executive officer's performance in designing and administering the executive compensation program.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER IN 1999. Mr. Vizas entered into his current employment agreement with us in 1997. Mr. Vizas' base salary in 1999 was $207,692. Mr. Vizas did not receive a cash bonus in 1999, however he was granted options to purchase 1,004,768 shares of common stock in 1999. In connection with our recent acquisition of Trans Global Communications and as requested by the pricipals of Trans Global, Mr. Vizas agreed to enter into a long term employment contract with us. The employment contract with Mr. Vizas has not been executed, but the Company still intends to enter into a long term employment contract with Mr. Vizas.

     Simultaneously with the approval of the acquisition of Trans Global and in contemplation of the increase in market capitalization of the Company after such acquisition, the Board granted Mr. Vizas options to purchase 1,000,000 shares of common stock. After consummation of the Trans Global acquisition the Compensation Committee increased Mr. Vizas' base salary for 2000 to $300,000. According to two salary surveys obtained by the Company regarding the compensation practices of other companies in the communications or related industries, based on the new salary for 2000, Mr. Vizas's total cash compensation is in the mid range of salary levels of similarly sized companies in similar industries.

     NEW HIRES OF EXECUTIVE OFFICERS IN 1999. During 1999, under the direction of our Co-Chairman and Chief Executive Officer, we hired two new executive officers, Bijan Moaveni and David Skriloff, as Chief Operating Officer and Chief Financial Officer, respectively. We negotiated compensation with each officer. Based on the surveys referred to above, the Compensation Committee believes that the new executive officers' compensation is at or below the mid range of salaries for similarly sized companies in similar industries.

     In  setting  compensation,   the  Compensation  Committee  adhered  to  the
following philosophy, objectives and policies:

     PHILOSOPHY AND OBJECTIVES. The purpose of our executive compensation program is to: (a) attract, motivate and retain key executives responsible for our success as a whole; (b) increase stockholder value; (c) increase our overall performance; and (d) increase the performance of the individual executive.

     EXECUTIVE COMPENSATION POLICIES. The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with our short-term and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist us in attracting and retaining qualified executives. The two salary surveys, indicate that the levels of executive officers' overall compensation is at or below the mid range of salaries of similarly situated senior executives in the communications or related industries. In determining the incentive portions of executive compensation levels, particular factors apart from industry comparables which the Compensation Committee believes are important are growth in revenues, completion of our financing plans, or other major transactions or corporate goals, implementation of our strategic plan and, on a longer term basis, growth in stockholder value measured by stock price.

     Our executive compensation structure is comprised of base salary, annual cash performance bonuses, long-term compensation in the form of stock option grants, and various benefits, including medical, and other benefits generally available to all our employees.

     BASE SALARY. In establishing appropriate levels of base salary, the Compensation Committee negotiated with its new executives, considering their functions, the significant level of commitment required to advance the Company to a higher level of competitiveness, our size and growth rate and other factors. The Compensation Committee has obtained the salary surveys of similar companies in the local area. According to the surveys, executive base salaries generally were in the mid range salary levels of similarly sized companies in similar industries.

     ANNUAL PERFORMANCE BONUSES. During 1999, the Compensation Committee placed increased reliance on cash bonuses as a significant portion of compensation for executives. Generally, potential bonuses have ranged up to 50% of a senior executive's annual base salary and are paid on a quarterly or annual basis. In 1999, certain officers, including two Named Executive Officers, earned a cash bonus. The actual amount of a bonus grant is determined based upon performance criteria detailed in written performance goals established based upon discussions between the senior executive and our human resource and/or senior management. Performance criteria include the achievement of financial targets expressed in gross revenues and EBITDA and other criteria based upon our performance and the individual's achievements during the course of the year. Please see the "Summary Compensation Table" at page 13 for the cash bonus amounts for Messrs. Fried and Smith.

     SALARY INCREASES AND BONUS AWARDS: The Compensation Committee expects that future salary increases and bonuses will be based on performance, either by the Company or individual performance by the executive officer.

     STOCK OPTIONS AND STOCK APPRECIATION RIGHTS: The Compensation Committee expects that stock options will continue to play an important role in executive officer compensation. The Compensation Committee has decided not to grant any more tandem stock appreciation rights with stock options. The members of the Compensation Committee believe that stock options not only encourage performance by our executive officers but they align the interests of our executive officers with the interests of our stockholders. The number of stock options granted to each senior executive officer is determined subjectively, both at the time we hire that executive and subsequently for performance achievement, based on a number of factors, including the individual's anticipated degree of responsibility, salary level, performance milestones achieved and stock option awards by other similarly sized communications or related companies. Stock option grants by the Compensation Committee generally are under our Employee Stock Option Plan at the prevailing market value and will have value only if our stock price increases. Grants made by the Compensation Committee generally vest in equal annual installments over the five year grant period. Executives must be employed by the Company at the time of vesting to exercise the options.

     Stock option grants made to executive officers in 1999 reflect significant individual contributions relating to operations and implementation of development and growth programs. Certain newly hired executive officers also received stock option grants at the time of the commencement of their employment. During 1999, we granted stock options covering a total of 3,798,182 shares of our common stock to 172 employees, including options covering an aggregate of 1,954,251 shares of common stock to ten executive officers. The per shares option exercise price of such options ranged from $0.01 to $6.8125 for the ten executive officers and from $0.01 to $7.67 for non-executive officer employees, which generally equaled the fair market value of a share of common stock on the respective dates of grant. Most of the option grants were made in late 1999 in contemplation of the Company's increase in market capitalization after our acquisition of Trans Global.

     As shown in the table entitled "Option/SAR Grants in Last Fiscal Period" on page 14, in 1999 stock option grants were made to each of the Named Executive Officers. Option grants to Messrs. Vizas, Balinger, Smith, Fried, Moaveni, and Skriloff are discussed above under "Employment Agreements, Termination of Employment and Change in Control Arrangements." Additional options granted on December 16, 1999 to Mr. Vizas are discussed under "Compensation of Directors".

     The Compensation Committee recommended that the Company loan certain of our senior executive officers, including Messrs. Vizas, Fried and Mandel, an aggregate of $1,209,736 in connection with their exercise of stock options granted on December 16, 1999. For more information, see "Certain Relationship and Related Transactions" on page 26 below.

     EMPLOYMENT AGREEMENTS. The Compensation Committee has previously authorized the agreements with certain Named Executive Officers as described above under "Employment

Agreements, Termination of Employment and Change in Control Arrangements." The Compensation Committee authorized employment arrangements with Messrs. Moaveni and Skriloff during 1999.

                                                 COMPENSATION COMMITTEE
                                                    Christopher J. Vizas
                                                    Richard A. Krinsley
                                                    Donald Sledge

                             STOCK PERFORMANCE CHART

     The following chart graphs the performance of the cumulative total return on our common stock over a five-year period with the cumulative total return on the Standard and Poor's 500 Stock Index and the MSCI O/AC Telecommunications Index over the same periods, assuming the investment of $100 in each on December 31, 1993 and the reinvestment of all dividends. The MSCI O/AC Telecommunications Index is a full market-capitalization-weighted total return index, comprised of companies constituting a selected peer group of companies of comparable focus with us.

                 COMPARATIVE FIVE-YEAR TOTAL CUMULATIVE RETURNS
                         eGLOBE, INC., S&P 500 INDEX AND
                       MSCI O/AC TELECOMMUNICATIONS INDEX

                               [GRAPHIC OMITTED]

                      MSCI O/AC
                   Telecommunications                EGLO          S&P 500
                   ------------------                ----          -------
         1994           $ 100.00                   $ 100.00       $ 100.00
         1995           $ 119.72                   $ 117.07       $ 134.09
         1996           $ 127.43                   $ 121.95       $ 211.33
         1997           $ 155.82                   $  46.34       $ 211.26
         1998           $ 220.09                   $  31.71       $ 267.60
         1999           $ 317.66                   $  86.59       $ 319.86

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 31, 1998, two officers of eGlobe each loaned $50,000 to us for short term needs. The loans were repaid, including a 1% fee, in February, 1999.

     In November 1998, we reached an agreement with Mr. Ronald Jensen, who, at the time, was our largest stockholder. The agreement concerned settlement of unreimbursed costs and potential claims. Mr. Jensen had purchased $7.5 million of our common stock in a private placement in June 1997 and later was elected Chairman of our Board of Directors. After approximately three months, Mr. Jensen resigned his position, citing both other business demands and the challenges of managing our business. During his tenure as Chairman, Mr. Jensen incurred staff and other costs that were not billed to eGlobe. Also, Mr. Jensen subsequently communicated with our current management, indicating there were a number of issues raised during his involvement with eGlobe relating to the provisions of his share purchase agreement which could result in claims against us.

     In December 1998, to resolve all current and potential issues, we exchanged 75 shares of our 8% Series C cumulative convertible preferred stock ("Series C Preferred Stock"), which management estimated to have a fair market value of approximately $3.4 million and a face value of $7.5 million, for Mr. Jensen's then current holding of 1,425,000 shares of common stock. The terms of the Series C Preferred Stock permitted Mr. Jensen to convert the Series C Preferred Stock into the number of shares equal to the face value of the preferred stock divided by 90% of the common stock market price, but with a minimum conversion price of $4.00 per share and a maximum of $6.00 per share, subject to adjustment if we issue common stock for less than the conversion price. The difference between the estimated fair value of the Series C Preferred Stock to be issued and the market value of the common stock surrendered resulted in a one-time non-cash charge to our statement of operations of $1.0 million in the quarter ended September 30, 1998 with a corresponding credit to stockholders' equity.

     In connection with subsequent issuances of securities which are convertible into or exercisable for our common stock, we discussed with Mr. Jensen the extent to which the conversion price of the Series C Preferred Stock should be adjusted downward. On February 12, 1999 (1) Mr. Jensen exchanged 75 shares of Series C Preferred Stock (convertible into 1,875,000 shares of common stock) for 3,000,000 shares of common stock, which exchange would have the same economic effect as if the Series C Preferred Stock had been converted into common stock with an effective conversion price of $2.50 per share and (2) Mr. Jensen waived any rights to the warrants associated with the Series C Preferred Stock. The market value of the 1,125,000 incremental shares of common stock issued of approximately $2.2 million was recorded as a preferred stock dividend in the quarter ended March 31, 1999. Mr. Jensen transferred all his interests in the 3,000,000 shares of common stock he received in exchange for the Series C Preferred Stock to EXTL Investors LLC, a limited liability company in which Mr. Jensen and his wife are the sole members.

     In February 1999, contemporaneously with the exchange of Mr. Jensen's Series C Preferred Stock for shares of common stock, we concluded a private placement of $5 million with EXTL Investors. We sold 50 shares of our 8% Series E cumulative convertible redeemable preferred stock (the "Series E Preferred Stock") and warrants (the "Series E Warrants") to purchase (1) 723,000 shares of common stock with an exercise price of $2.125 per share and (2) 277,000 shares of common stock with an exercise price of $.01 per share to EXTL Investors. The shares of Series E Preferred Stock will automatically be converted into shares of our common stock, on the earliest to occur of (1) the first date as of which the last reported sales price of our common stock on Nasdaq is $5.00 or more for any 20 consecutive trading days during any period in which Series E Preferred Stock is outstanding, (2) the date that 80% or more of the Series E Preferred Stock we have issued has been converted into common stock, or (3) we complete a public offering of equity securities at a price of at least $3.00 per share and with gross proceeds to us of at least $20 million. The initial conversion price for the Series E Preferred Stock is $2.125, subject to adjustment if we issue common stock for less than the conversion price. As of February 1, 2000, because the closing sales price of our common stock was over the required threshold for the requisite number of trading days, the shares of Series E Preferred Stock converted into shares of our common stock.

     On April 9, 1999, we and our wholly owned subsidiary, eGlobe Financing Corporation, entered into a loan and note purchase agreement with EXTL Investors (which, together with its affiliates, is our largest stockholder). eGlobe Financing initially borrowed $7.0 million from EXTL Investors and we granted EXTL Investors warrants (1/3 of which are presently exercisable) to purchase 1,500,000 shares of our common stock at an exercise price of $0.01 per share. As a condition to receiving this $7.0 million unsecured loan, we entered into a subscription agreement with eGlobe Financing to subscribe for eGlobe Financing stock for an aggregate subscription price of up to $7.5 million (the amount necessary to repay the loan and accrued interest). We used the proceeds of this financing to fund capital expenditures relating to network enhancement of IP trunks and intelligent platforms for calling card and unified messaging services, and for working capital and general corporate purposes.

     As of June 30, 1999, the loan and note purchase agreement with EXTL Investors was amended to add two additional borrowers (IDX Financing Corporation and Telekey Financing Corporation), each of which is an indirect wholly owned subsidiary of us. Also effective as of that date, EXTL Investors purchased $20 million of 5% secured notes from eGlobe Financing, IDX Financing and Telekey Financing (collectively, the "Financing Companies"). As required by the loan and note purchase agreement, eGlobe Financing used proceeds of such financing to repay the $7 million April 1999 loan from EXTL Investors and approximately $8 million of senior indebtedness to IDT Corporation. We granted EXTL Investors warrants to purchase 5,000,000 shares of our common stock at an exercise price of $1.00 per share, and 2/3 of the warrants to purchase 1,500,000 shares granted in connection with the $7 million loan expired upon issuance of the secured notes. The 5% secured notes must be repaid in 36 specified monthly installments commencing on August 1, 1999, with the remaining unpaid principal and accrued interest being due in a lump sum with the last payment. The entire amount becomes due earlier if we complete an offering of debt or equity securities from which we receive net proceeds of at least $100 million (a "Qualified Offering"). The principal and interest of the 5% secured notes may be paid in cash. However, up to 50% of the original principal amount of the 5% secured notes may be paid in our common stock at our option if:

     o the closing price of our common stock on Nasdaq is $8.00 or more for any 15 consecutive trading days;

     o we close a public offering of equity securities at a price of at least $5.00 per share and with gross proceeds to us of at least $30 million; or

     o we close a Qualified Offering (at a price of at least $5.00 per share, in the case of an offering of equity securities).

EXTL Investors also has agreed to make advances to the Financing Companies from time to time based upon eligible accounts receivables. These advances may not exceed the lesser of:

     o    50% of eligible accounts receivable; or

     o the aggregate amount of principal payments made by the Financing Companies under the 5% secured notes.

     As of December 31, 1999, we have borrowed $1.1 million under the accounts receivable facility. The 5% secured notes and the accounts receivable revolving note are secured by substantially all of our and our subsidiaries' equipment and other personal property and our and IDX's accounts receivables. In order to provide such security arrangements, we and each of our subsidiaries transferred equipment and other personal property to the Financing Companies and we have agreed that we will and will cause our subsidiaries to transfer equipment and other personal property acquired after the closing date to the Financing Companies. We and our operating subsidiaries have guaranteed payment of the secured notes.

     In November 1999, we prepaid $4 million of the 5% secured notes with the issuance of shares of Series J Preferred Stock. The shares of Series J Preferred Stock automatically converted into 2,564,102 shares of common stock on January 31, 2000 because the closing sales price of our common stock was over the required threshold for the requisite number of trading days.

     On October 14, 1999, we acquired iGlobe, Inc., a wholly owned subsidiary of Highpoint Telecommunications, Inc. iGlobe has created an infrastructure supplying telecommunications services, including Internet protocol services, particularly voice over Internet protocol ("VoIP"), throughout Latin America. iGlobe's network in Latin America complements the network we are building in Asia and the rest of the world. David Warnes, an eGlobe Director, has been the President and Chief Executive Officer of Highpoint since April 1998.

     We acquired iGlobe for one share of our Series M cumulative convertible preferred stock (the "Series M Preferred Stock") valued at $9.6 million, direct acquisition costs of approximately $0.3 million, and Highpoint received a non-voting beneficial twenty percent (20%) interest of the equity interest subscribed or held by us in a yet to be completed joint venture business currently known as IP Solutions, B.V.

     The share of Series M Preferred Stock is convertible, at the holder's option, into shares of common stock beginning on October 15, 2000 at a conversion price equal to $2.385. The share of Series M Preferred Stock will automatically be converted into shares of common stock, on the earliest to occur of: (1) the first date as of which the last reported sales price of common stock on Nasdaq is $5.00 or more for any 10 consecutive trading days during any period in which Series M Preferred Stock is outstanding, (2) the date that is seven years after the date of issuance, or (3) we complete a public offering of equity securities at a price of at least $4.00 per share and with gross proceeds to us of at least $20 million, but in no event shall the Series M Preferred Stock convert prior to the first anniversary of the date of issuance. We may repurchase the Series M Preferred Stock for $9 million plus any accrued but unpaid dividends on the Series M Preferred Stock at any time prior to Highpoint's exercise of its conversion rights. Pursuant to an agreement dated April 17, 2000, we issued Highpoint 3,773,584 shares of common stock in exchange for the outstanding share of Series M Preferred Stock.

     On December 3, 1999, we acquired Coast International, Inc. Prior to our acquisition of Coast, its majority stockholder was Ronald Jensen, a member of EXTL Investors, our largest stockholder. We issued Mr. Jensen 11,270 shares of our Series O Preferred Stock and 618,033 shares of our common stock. The Series O Preferred Stock is convertible into 3,220,000 shares of our common stock, at the holder's option, into shares of our common stock at any time after the later of (A) one year after the date of issuance and (B) the date we have received stockholder approval for such conversion and the applicable Hart-Scott-Rodino waiting period has expired or terminated. Upon conversion of the Series O Preferred Stock, the former Coast Stockholders will own approximately 22.6% of our outstanding common stock on a fully diluted basis. On February 1, 2000, the closing sales price of our common stock was over the required threshold for the requisite number of trading days. Accordingly, effective March 23, 2000, upon receipt of shareholder approval of our issuance of more than 20% of our common stock upon conversion of the Series O Preferred Stock to the former Coast stockholders, the outstanding Series O Preferred Stock converted into 3,220,000 shares of common stock.

     Prior to closing, Coast incurred $3.25 million of unsecured debt with an affiliate of EXTL Investors. With the consent of our existing lender, EXTL Investors, we and our operating subsidiaries have guaranteed the repayment of the $3.25 million debt and Coast has secured its repayment obligation with its operating assets. The debt is evidenced by (1) a promissory note in the original principal amount of $3 million which bears interest at a variable rate and matures on July 1, 2000 and (2) a promissory note in the original principal amount of $250,000 which bears interest at 11% per annum and matures on November 29, 2000.

     Our stockholders approved at the most recent annual meeting of stockholders held on June 16, 1999 a proposal to allow EXTL Investors to own 20% or more of eGlobe common stock outstanding now or in the future and the possible issuance of common stock upon the exercise of the warrants issued in connection with the $20 million debt placement and the possible repayment of up to 50% of the $20 million debt using shares of common stock, where the number of shares issuable may equal or exceed 20% of common stock outstanding.

     As of December 16, 1999, we loaned certain of our senior executive officers an aggregate of $1,209,736 in connection with their exercise of employee stock options, including $673,954 to Christopher Vizas, $158,203 to Ronald Fried and $70,313 to Allen Mandel. The loans are evidenced by full-recourse promissory notes, which accrue interest at a rate of 6% per annum and mature on the earliest to occur of (a) for $177,188 of the loans December 16, 2003 and for $1,032,548 of the loans December 16, 2004, (b) the date that is 90 days after the date that the senior executive's employment with us terminates, unless such termination occurs other than "for cause" (as defined below), and (c) promptly after the date that an executive sells all or a portion of the collateral under his note, in which case such executive must repay the note in full or that portion of the note that can be repaid if only a portion of the collateral is sold. The loans are secured by the shares of common stock received upon exercise of the options and any cash, securities, dividends or rights received upon any sale of such shares of common stock.

     "Termination for cause" means termination because of (i) the executive's fraud or material misappropriation with respect to our business of assets; (ii) the executive's persistent refusal or failure to materially perform his duties and responsibilities, which continues after the executive receives notice of such refusal or failure; (iii) conduct that constitutes disloyalty or materially harms us; (iv) conviction of felony or crime; (v) use of drugs or alcohol which materially interferes with the executive's performance of his duties; or (vi) material breach of any provision of the executive's employment agreement.

     Arnold Gumowitz, Co-Chairman of our Board of Directors, owns the building located at 421 Seventh Avenue, New York, New York and leases space in this building to us for the executive offices and telecommunications switching equipment of our Trans Global subsidiary. We lease 20,000 square feet at that location at an annual rate of $568,800, which increases to $600,000 by the end of the lease term. The lease terminates on March 31, 2003.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING OBLIGATIONS

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the SEC and the exchange on which our common stock is listed for trading. Those persons are required by regulations promulgated under the Exchange Act to furnish us with copies of all reports filed pursuant to Section 16(a). Based solely upon our review of such copies, we believe all reports required pursuant to Section 16(a) with respect to our directors, executive officers and ten percent beneficial owners for the year ended December 31, 1999 were timely filed, with the following exceptions:
Messrs. Howard, Krinsley, Wall and Vizas each failed to file one report on a timely basis with respect to a single transaction and Mr. Chiang failed to file two reports on a timely basis with respect to six transactions.

                APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON THE
          CONVERSION AND EXERCISE OF THE SERIES P CONVERTIBLE PREFERRED
        STOCK, SERIES Q CONVERTIBLE PREFERRED STOCK AND CERTAIN WARRANTS
                                  (PROPOSAL 2)

     On January 27, 2000 we closed a $15.0 million equity private placement with RGC International Investors, LDC, a company organized under the laws of the Cayman Islands ("Rose Glen"). Pursuant to the terms of a securities purchase agreement, we issued Rose Glen 15,000 shares of our Series P convertible preferred stock (the "Series P Preferred Stock") and warrants to purchase 375,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. On March 17, 2000, we closed a $4 million equity private placement with Rose Glen. Pursuant to the terms of a securities purchase agreement, we issued Rose Glen 4,000 shares of our Series Q convertible preferred stock (the "Series Q Preferred Stock") and warrants (the "Series Q Warrants" and together with the Series P Preferred Stock, the Series P Warrants and the Series Q Preferred Stock, the "Rose Glen Securities") to purchase 100,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. Under the terms of the Series Q securities purchase agreement, we may issue up to 6,000 additional shares of Series Q Preferred Stock under the same terms. At that time we also will issue to Rose Glen warrants to purchase 150,000 shares of common stock.

     The rules of the National Association of Securities Dealers, Inc. ("NASD") currently require stockholder approval by issuers of securities quoted on the Nasdaq National Market, on which our common stock is currently quoted, as to the issuance of shares of common stock (or securities convertible into common stock) in certain sales or issuances of common stock (or securities convertible into or exercisable for common stock) in a non-public offering equal to 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. If the issuances of the Series P Preferred
Stock and the Series P Warrants in January 2000 are integrated with the issuances of the Series Q Preferred Stock and the Series Q Warrants in March 2000, the issuance of our common stock upon conversion and exercise of such securities is subject to this NASD rule.

     The initial issuance of the Series P Preferred Stock and the Series P Warrants in January 2000 and the initial issuance of the Series Q Preferred Stock and the Series Q Warrants in March 2000 did not require stockholder approval under the NASD rule as the Certificate of Designations of each of the Series P Preferred Stock and the Series Q Preferred Stock place a cap on the number of shares that can be issued upon conversion and exercise of the Series P Preferred Stock and the Series P Warrants and the Series Q Preferred Stock and the Series Q Warrants, respectively, such that in no event can the holder convert or exercise the Rose Glen Securities into 20% or more of our issued and outstanding common stock. We, however, must obtain stockholder approval prior to issuance of shares of common stock exceeding that limit if we wish to maintain our Nasdaq listing.

     The initial conversion price for each of the Series P Preferred Stock and the Series Q Preferred Stock was $12.04 (which at the time of the Rose Glen Securities were issued was above the market price of our common stock). However on April 27, 2000, the conversion price for each of the

Series P Preferred Stock and the Series Q Preferred Stock adjusted and became equal to the lesser of:

o 120% of the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and

o    $12.04.


Accordingly, the exact number of shares of common stock issuable upon conversion of the Rose Glen Securities is dependent on the market price of our common stock at the time of conversion and, therefore, is not currently known or determinable. However, the number of shares could be substantial and if the market price of the common stock falls low enough, it could exceed 25%, 30% or even more of our common stock. Assuming issuance of the remaining 6,000 shares of Series Q Preferred Stock and related warrants and conversion of all of the Rose Glen Securities on May 15, 2000, the Rose Glen Securities would be convertible into approximately 18% of our common stock on January 27, 2000.

     We may be required to redeem the Series P Preferred Stock and the Series Q Preferred Stock under certain circumstances, including if the Series P Preferred Stock and the Series Q Preferred Stock are no longer convertible into common stock because it would result in an aggregate issuance of more than 19.99% of the common stock outstanding on January 27, 2000 and we have not obtained stockholder approval of a higher limit.

     Stockholders are requested in this Proposal 2 to approve the issuance of the number of shares of common stock upon the conversion and exercise of the Rose Glen Securities, equal to or greater than 20% of the common stock outstanding on January 27, 2000. The affirmative vote of a majority of the shares of common stock present in person or represented by Proxy and entitled to vote at the Annual Meeting will be required in connection with the foregoing transactions.

     If the stockholders fail to approve this Proposal 2, Rose Glen will be permitted to hold no more than 19.9% of the common stock outstanding at January 27, 2000. In addition, if the Series P Preferred Stock or the Series Q Preferred Stock are no longer convertible into common stock, the mandatory redemption provision of the Certificate of Designations of each of the Series P Preferred Stock or the Series Q Preferred Stock will be triggered and we will have to redeem the outstanding securities for cash.

            OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

     Material terms and conditions of the Rose Glen Securities are described below.

     GENERAL DESCRIPTION OF THE SERIES P PREFERRED STOCK.

     Voting Rights. The holders of the Series P Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

     Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series P Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series P Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series P Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series P Preferred Stock are paid in full, equal to the sum of $1000 plus an annual interest rate of 5% on the $1000 for the period the Series P Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series P Preferred Stock then outstanding.

     Dividends. The Series P Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series P Preferred Stock while the Series P Preferred Stock remains outstanding.

     Conversion. The Series P Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series P Preferred Stock will automatically be converted into shares of common stock on January 26, 2003, subject to delay for specified events. The conversion price for the Series P Preferred Stock is equal to the lesser of 120% of the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04.

     We can force a conversion of the Series P Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 35 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

     The Series P Preferred Stock is convertible into a maximum of 5,151,871 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series P Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series P Preferred Stock be convertible into more than 7,157,063 shares of our common stock. In addition. no holder may convert the Series P Preferred Stock or exercise the warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

     Redemption. We may be required to redeem the Series P Preferred Stock in the following circumstances:

o if we fail to perform specified obligations under the securities purchase agreement or related agreements;

o if we or any of our subsidiaries make an assignment for the benefit of creditors or become involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

o if our common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 5,151,871 shares of common stock, as such number may be adjusted, and we have not waived such limit or obtained stockholder approval of a higher limit; or

o if the Series P Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock and we have not obtained stockholder approval of a higher limit.

          GENERAL DESCRIPTION OF THE SERIES Q PREFERRED STOCK.

     Voting Rights. The holders of the Series Q Preferred Stock do not have voting rights, unless otherwise provided by Delaware corporation law.

     Liquidation Rights. Upon our dissolution, liquidation, or winding-up, the holders of the Series Q Preferred Stock are entitled on a parity basis with any preferred stock ranking on a parity with the Series Q Preferred Stock to a liquidation preference over the common stock and any preferred stock ranking junior to the Series Q Preferred Stock, but after all preferential amounts due holders of any class of stock having a preference over the Series Q Preferred Stock are paid in full, equal to the sum of $1000 plus an annual interest rate of 5% on the $1000 for the period the Series Q Preferred Stock is outstanding plus any default payments specified in the certificate of designations divided by the number of shares of Series Q Preferred Stock then outstanding.

     Dividends. The Series Q Preferred Stock does not bear any dividends. No dividends may be granted on common stock or any preferred stock ranking junior to the Series Q Preferred Stock while the Series Q Preferred Stock remains outstanding.

     Conversion. The Series Q Preferred Stock is convertible, at the holder's option, into shares of common stock. The shares of Series Q Preferred Stock will automatically be converted into shares of common stock on March 15, 2003, subject to delay for specified events. The conversion price for the Series Q Preferred Stock is equal to the lesser of the five day average closing price of our common stock on Nasdaq during the 22-day period prior to conversion, and $12.04.

     We can force a conversion of the Series Q Preferred Stock on any trading day following a period in which the closing bid price of our common stock has been greater than $24.08 for a period of at least 20 trading days after the earlier of (1) the first anniversary of the date the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered for resale, and (2) the completion of a firm commitment underwritten public offering with gross proceeds to us of at least $45 million.

     The Series Q Preferred Stock is convertible into a maximum of 3,434,581 shares of common stock. This maximum share amount is subject to increase if the average closing bid prices of our common stock for the 20 trading days ending on the later of June 30, 2000 and the 60th calendar day after the common stock issuable upon conversion of the Series Q Preferred Stock and warrants is registered is less than $9.375, provided that under no circumstances will the Series Q Preferred Stock be convertible into more than 7,157,063 shares of our common stock. In addition. no holder may convert the Series Q Preferred Stock or exercise the Series Q Warrants it owns for any shares of common stock that would cause it to own following such conversion or exercise in excess of 4.9% of the shares of our common stock then outstanding.

     Redemption. We may be required to redeem the Series Q Preferred Stock in the following circumstances:

o if we fail to perform specified obligations under the securities purchase agreement or related agreements;

o if we or any of our subsidiaries make an assignment for the benefit of creditors or become involved in bankruptcy, insolvency, reorganization or liquidation proceedings;

o if we merge out of existence without the surviving company assuming the obligations relating to the Series P Preferred Stock;

o if our common stock is no longer listed on the Nasdaq National Market, the Nasdaq SmallCap Market, the NYSE or the AMEX;

o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 3,434,581 shares of common stock, as such number may be adjusted, and we have not waived such limit or obtained stockholder approval of a higher limit; or

o if the Series Q Preferred Stock is no longer convertible into common stock because it would result in an aggregate issuance of more than 7,157,063 shares of our common stock (the maximum share amount will increase to 9,365,463 shares of our common stock if we receive written guidance from Nasdaq that the issuance of the Series Q Preferred Stock and the Series Q Warrants will not be integrated with the issuances of the Series P Preferred Stock and the warrants granted in connection with the Series P Preferred Stock) and we have not obtained stockholder approval of a higher limit.

          GENERAL DESCRIPTION OF THE SERIES P WARRANTS.

     In connection with the private placement of the Series P Preferred Stock in January 2000, we issued warrants to purchase 375,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning January 27, 2000.

          GENERAL DESCRIPTION OF THE SERIES Q WARRANTS.

     In connection with the private placement of the Series Q Preferred Stock in March 2000, we issued warrants to purchase 100,000 shares of our common stock with a per share exercise price equal to $12.04, subject to adjustment for issuances of shares of our common stock below market price. The warrants are exercisable for 5 years beginning March 17, 2000. Under the terms of the Series Q securities purchase agreement, we may issue additional warrants to purchase an additional 150,000 shares of our common stock according to the same terms.

                             INDEPENDENT ACCOUNTANTS

     Our Board of Directors has appointed BDO Seidman, LLP ("BDO Seidman") as our independent accountants for the fiscal year ending December 31, 2000. Representatives of BDO Seidman will be present at the Annual Meeting, and will be available to respond to appropriate questions.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement incorporates by reference our Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, for the fiscal year ended December 31, 1999. A copy of our Annual Report is being mailed to stockholders with this Proxy Statement.

                     STOCKHOLDER PROPOSALS AND OTHER MATTERS

     Any proposals by stockholders of eGlobe to be considered for inclusion in our proxy statement relating to the 2001 Annual Meeting of Stockholders must be in writing and received by us, at our principal office, not later than the close of business on April 24, 2000. Nothing in this paragraph shall be deemed to require the Company to include in the Proxy Statement and proxy relating to the 2001 Annual Meeting of Stockholders any stockholder proposal that does not meet all of the requirements for such inclusion in effect at that time.

     Management of the Company knows of no other business presented for action by the stockholders at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, the enclosed proxy authorizes the persons named therein to vote the shares represented thereby in their discretion.

                       BY ORDER OF THE BOARD OF DIRECTORS

                               GRAEME BROWN, ESQ.
                      Deputy General Counsel and Secretary

[June 1], 2000

                                 REVOCABLE PROXY

                                  eGLOBE, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

     The undersigned stockholder of eGlobe, Inc. (the "Company") hereby appoints Christopher J. Vizas, David Skriloff, and Anne Haas, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned stockholder at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, June 22, 2000, at the Washington Monarch Hotel, 2401 M Street, N.W., Washington, D.C. 20037 and at any adjournments or postponements thereof, upon the following matters:

PROPOSAL ONE:  Election of three directors  to our Board of Directors to serve a term of three years, or until their successors have been duly elected and qualified.

               |_| FOR all nominees listed at right (except as marked to the contrary below)

               |_|  WITHHOLD AUTHORITY to vote for all nominees listed at right.

                                                       Nominees: David W. Warnes
                                                                 Richard Chiang
                                                                 John W. Hughes

               (INSTRUCTION: To withhold authority to vote for an individual nominee, cross out that nominee's name at right.)

PROPOSAL TWO:  Approval of the  possible  issuance of shares of our common stock upon the conversion and exercise of shares of our Series P Convertible Preferred Stock, Series Q Convertible Preferred Stock and warrants issued in connection with the Series P Convertible Preferred `Stock and Series Q Preferred Stock, where the number of shares issuable may equal or exceed 20% of our common stock outstanding at the time these securities were issued.

               |_| FOR         |_| AGAINST          |_| ABSTAIN

     This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE THROUGH ELEVEN.

     If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

|_|   I PLAN TO ATTEND THE JUNE 22, 2000 ANNUAL STOCKHOLDERS MEETING

                                        Date:     __________________, 2000.

                                        ----------------------------------------
                                        (Signature of Stockholder or Authorized
                                         Representative)

                                        ----------------------------------------
                                        (Print name)

                                        Please  date  and sign  exactly  as name
                                        appears    hereon.     Each    executor,
                                        administrator,     trustee,    guardian,
                                        attorney-in-fact   and  other  fiduciary
                                        should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.


PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE ANNUAL MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.